Exhibit 99.1

Contact:

Christopher D. Ozeroff

Senior Vice President and General Counsel

720.940.2100

ARCA BIOPHARMA, INC. ANNOUNCES REVERSE STOCK SPLIT

Broomfield, CO, March 5, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for atrial fibrillation, heart failure and other cardiovascular diseases, today announced a 6-for-1 reverse split of its common stock. The reverse stock split became effective on March 4, 2013 at 5:01 p.m. Eastern Time, and ARCA’s common stock will continue trading on The NASDAQ Capital Market, on a split-adjusted basis, when the market opens on Tuesday, March 5, 2013.

At the effective time of the reverse stock split, every six shares of ARCA’s issued and outstanding common stock converted automatically into one issued and outstanding share of common stock, without any change in the par value per share. The reverse stock split reduced the number of shares of ARCA’s issued and outstanding common stock from approximately 19.1 million shares to approximately 3.2 million shares. In addition, the reverse stock split effected a proportionate adjustment to the per share exercise price and the number of shares issuable upon the exercise or settlement of all outstanding options and warrants to purchase shares of ARCA’s common stock, and the number of shares reserved for issuance pursuant to ARCA’s existing stock option plans were reduced proportionately. No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the closing sale price of ARCA’s common stock as reported today on the NASDAQ Capital Market. ARCA’s transfer agent will provide instructions to stockholders regarding the process for exchanging shares. Additional information regarding the reverse stock split can be found in ARCA’s definitive proxy statement filed with the Securities and Exchange Commission on February 1, 2013.

The purpose of the reverse stock split is to raise the per share trading price of ARCA’s common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The NASDAQ Capital Market. As previously disclosed, in order to maintain ARCA’s listing on The NASDAQ Capital Market, the common stock must have a minimum closing bid price of $1.00 per share for a minimum of ten consecutive trading days prior to April 9, 2013. There can be no assurance that ARCA will regain compliance with the minimum bid price requirement.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with the Laboratory Corporation of America (LabCorp), under which LabCorp has developed a companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release and the associated presentation may contain “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment, and ARCA’s ability to regain compliance with NASDAQ Capital Market minimum bid price. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; the impact of competitive products and technological changes; and the impact of the reverse split on ARCA’s continuing share price. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2011 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

###